Exhibit 99.1

newsrelease

Headquarters Office

13737 Noel Road, Ste. 100

Dallas, TX 75240

tel: 469.893.2000

fax: 469.893.8600

www.tenethealth.com

Contacts:

Media:       Harry Anderson (469) 893-6306

Investors:       Thomas Rice (469) 893-2522

Tenet to Restate Certain Prior-Year Results

Special Investigation Finds Limited Problems, No Widespread Issues

DALLAS - Jan. 19, 2006 – Tenet Healthcare Corporation (NYSE: THC) announced today that, based on results of a previously disclosed special investigation regarding contractual allowances for managed care contracts that the company’s audit committee commissioned in mid-2005 at the request of the Securities and Exchange Commission, the audit committee has determined that the company will restate its financial results for fiscal years 2000, 2001 and 2002, the seven months ended Dec. 31, 2002, and the full year ended Dec. 31, 2003.  Solely as a result of these restatements and their effect on the company’s deferred tax asset valuation, Tenet said it will also restate its previously reported 2004 results to take an income tax charge of $47 million.

The company said no change is required for the company’s previously reported results for the first three quarters of 2005.

In essence, the restatements will mean that certain reserves that had been recorded earlier will be reversed and certain revenues and expenses will be recognized sooner than originally reported.  The effect of the restatements will be to increase reported results for fiscal years ended May 31, 2000, 2001

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and 2002, and to reduce results for the seven months ended Dec. 31, 2002 and the full year ended Dec. 31, 2003.

Specifically, the restatements are expected to increase previously reported net income in fiscal 2000 ended May 31, 2000 by  approximately $22 million or 5 cents per share; increase previously reported net income in fiscal 2001 ended May 31, 2001 by approximately $17 million or 3 cents per share; increase previously reported net income in fiscal year 2002 ended May 31, 2002 by approximately $30 million or 6 cents per share; reduce previously reported net income by approximately $15 million or 3 cents per share in the “stub period” of seven months ended Dec. 31, 2002 (when the company converted to a calendar-year reporting basis); and increase a previously reported net loss by approximately $55 million or 12 cents per share in the year ended Dec. 31, 2003.

The company today filed a Form 8-K with the SEC with additional details of the anticipated prior-year restatements.  It noted that the restatement amounts are subject to adjustment until fully audited results for the restated periods are reported in Tenet’s 2005 annual report on Form 10-K, which is expected to be filed on or about Feb. 28, 2006.

The company said that, as a percentage of total net income or loss as originally reported, the restatements would likely result in an increase or decrease ranging from 3 percent to 9 percent in 2000-2003.  The impact on fully diluted earnings or loss per share would likely range from 3 percent to 9 percent.

Tenet said the anticipated adjustments result primarily from contractual allowances and other reserves that lacked adequate supporting documentation or were otherwise inappropriate, as well as certain revenues and expenses that should have been recognized in these same earlier periods.  The $47 million income tax charge, equal to 10 cents per share, to be taken for the year ended Dec. 31, 2004, relates solely to the impact of the restatements on a valuation allowance for deferred tax assets previously established by the company.

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“This was a thorough, fully independent investigation that was conducted over nearly nine months, and the results were reported directly to the members of our audit committee,” said Trevor Fetter, Tenet’s president and chief executive officer.  “The investigation did not find any widespread issues with contractual allowances for managed care accounts across the company.  But it did turn up problems that require restatements of certain prior-year results.”

Fetter added, “We continue to address the legacy of mistakes made by this company in the past.  Since 2003, we have made and continue to make real and profound changes to enhance all aspects of Tenet’s operations. Among these have been dramatic improvements to financial oversight at all levels.  These include an electronic system to provide much greater visibility at the corporate level into the judgments surrounding critical accounting reserve estimates at the hospital level, improved accuracy of our reserve estimation process, and greatly enhanced disclosure controls and procedures to provide management with better insight into hospital and regional accounting decisions.”

Fetter said other changes that have been or will be implemented include additional enhancements to Tenet’s financial reporting system including changes in internal audit processes and reporting, new procedures for hospital-based balance sheet reviews, enhanced tracking of the impact of current period adjustments on prior periods, and additional procedures and training on reserving policies and contractual adjustment issues.

Tenet disclosed in July 2005 that the SEC had asked the company to investigate allegations the commission had received from a former company employee.  The former employee had alleged that inappropriate managed care reserves may have been taken at three Tenet hospitals in California through at least fiscal 2001.

To determine whether any systemic financial reporting problems had occurred at Tenet, the audit committee directed that the investigation should go well beyond the specific request made by the SEC to encompass an assessment of hospital managed care contractual adjustments throughout the company going back five years.  (Contractual allowances are common, critical accounting estimates used within

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the health care industry, as providers make judgments about when to book certain revenues they expect to receive from managed care companies and other payers.)

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The investigation found several other reserve issues unrelated to managed care contractual allowances for which the company will make adjustments as part of the prior-year restatements.  The approximate adjustments in the Form 8-K filed today include these amounts as well.

To conduct the special investigation, the audit committee engaged independent legal counsel through the national law firm of Debevoise & Plimpton LLC as well as Huron Consulting Group, a nationally respected forensic accounting firm.

Although the anticipated restatements should not affect Tenet’s basic credit status, the company noted in its Form 8-K that the length of time it has taken to complete the special investigation has delayed the effective date of its previously filed Form S-4 registration statement for $800 million principal amount of 9¼ percent senior notes due 2015.  The delay means that, as required under the terms of the notes, the company will pay each holder of the senior notes special interest in addition to the interest accrued on the notes.  The special interest is accrued at an annual rate of 0.25 percent for the first 90 days that the effective date is delayed beyond Jan. 20, 2006, 0.5 percent for the second 90-day period, 0.75 percent for the third 90-day period and 1 percent thereafter until the registration statement is declared effective by the SEC.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.